Exhibit 4.73
SPA for Gigamedia And Marvel City Execution Copy
SHARE PURCHASE AGREEMENT

MARVEL CITY INVESTMENTS LIMITED
— and —
GIGAMEDIA CHINA LIMITED

May 26, 2008

1

SHARE PURCHASE AGREEMENT
     This Share Purchase Agreement (this “Agreement”) is entered into and made by and between the following parties:
     MARVEL CITY INVESTMENTS LIMITED, a limited liability company organized and existing under the laws of British Virgin Islands (the “Selling Shareholder”);
     GIGAMEDIA CHINA LIMITED, a limited liability company organized and existing under the laws of the British Virgin Islands (the “Purchaser”).
     WHEREAS,
     (i) T2CN Holding Limited (the “Company”) is a limited liability company duly organized and existing under the laws of the British Virgin Islands,
     (ii) The Selling Shareholder owns a total of 4,500,000 Ordinary Shares, and
     (iii) The Selling Shareholder wishes to sell to the Purchaser and the Purchaser wishes to purchase from the Selling Shareholder, a total of 4,500,000 Ordinary Shares (the “Purchase Shares”), subject to the terms and conditions set forth herein.
     NOW, THEREFORE, in consideration of the premises set forth above, the mutual covenants and agreements set forth herein and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties hereto hereby agree as follows:
SECTION 1 DEFINITIONS
     “GIGAMEDIA” means GigaMedia Limited, a company listed on the NASDAQ Stock Market and the parent company of the Purchaser.
     “Ordinary Shares” means the ordinary shares of the Company, par value US$0.01 per share.
     “US$” shall mean the lawful currency of the United States of America.
SECTION 2 AGREEMENT TO PURCHASE AND SALE
     2.1 Agreement to Purchase and Sale. Subject to the terms and conditions of this Agreement, the Purchaser shall purchase the Purchase Shares from Selling Shareholder for an amount as set out in Section 2.2 below;

     2.2 Purchase Price. The total purchase price to be paid to the Selling Shareholder for the Purchase Shares (“Purchase Price”) shall be calculated by multiplying the purchase price per Purchase Share by the number of the Purchase Shares to be sold by the Selling Shareholder. The purchase price per Purchase Share shall be US$0.75. The Purchase Price shall be US$3,375,000.
     2.3 Payment of the Purchase Price. The Purchase Price shall be paid by the Purchaser at the Closing in cash (“Purchase Payment”) to the relevant accounts designated by the Selling Shareholder in writing, which designation shall be instructed to the Purchaser two (2) days prior to the Closing Date.
SECTION 3 CLOSING; DELIVERY
     3.1 Closing. The transfer of the Purchase Shares (the “Closing”) shall take place at the offices of the Company, 12th Floor, Xingyuan Technology Plaza, No. 418 Guiping Road, Shanghai 200233, China, on or before May 31, 2008 (the “Closing Date”), or at such other place and time as the parties hereto may mutually agree. Upon the Closing, all the rights and benefits attached to and in relation to the Purchase Shares (including but not limited to the dividends attributable to the Selling Shareholder in respect of any and all Purchase Shares if any) shall be transferred from the Selling Shareholder to the Purchaser.
     3.2 Delivery at the Closing. At the Closing, the Selling Shareholder shall deliver the following items to the Purchaser:
           (i) The total Purchase Shares, together with duly issued share certificate(s) of the total Purchase Shares in the name of the Purchaser.
           (ii) A compliance certificate, dated as of the Closing signed by the duly authorized representative of the Selling Shareholder certifying that all the representations and warranties set forth in Section 4 are true, correct and complete, and all the conditions hereunder have been fulfilled; and
           At the Closing, the Purchaser shall pay the Purchase Payment to the Selling Shareholder against receipt of the deliverable under items (i) and (ii)of Section 3.2 hereof. On the date of receipt of the Purchase Payment, the Selling Shareholder shall issue a written receipt acknowledging such receipt to the Purchaser.
SECTION 4 REPRESENTATIONS AND WARRANTIES OF THE SELLING SHAREHOLDER
     The Selling Shareholder hereby represents and warrants to the Purchaser that the statements in this Section 4 are all true, correct and complete as of the date hereof, as of the Closing Date:

     4.1 Valid Issuance of Purchase Shares. The Purchase Shares have been duly authorized and validly issued and are fully paid and non-assessable, and free and clear of any and all outstanding liens, security interests, adverse claims, charges or encumbrances (collectively “Liens”). The Selling Shareholder is the true and lawful owner of the Purchase Shares with and the full and valid title to any and all Purchase Shares.
     4.2 Due Authorization. All corporate actions by the Selling Shareholder and, as applicable, their respective officers, directors and shareholders necessary for the authorization, execution and delivery of, and the performance of any and all obligations of the Selling Shareholder under this Agreement and all other agreements, instruments and documents executed and delivered in connection with the transactions contemplated hereby (the “Ancillary Agreements”), has been taken or will be taken prior to the Closing. This Agreement and the Ancillary Agreements, when executed and delivered by the Selling Shareholder, are valid and legally binding obligations of the Selling Shareholder, subject, as to enforcement of remedies, to applicable bankruptcy, insolvency, moratorium, reorganization and similar laws affecting creditors’ rights generally and to general equitable principles.
     4.3 No Conflicts. The execution and delivery of this Agreement and any and all Ancillary Agreements by the Selling Shareholder and the performance of their respective obligations hereunder and thereunder will not result in (i) any conflict with the memorandum and articles of association of the Selling Shareholder, (ii) any breach or violation of, conflict with or default under any law, statute, regulation, judgment, order, decree, license, permit or other governmental authorization or any mortgage, lease, agreement, deed of trust, indenture or any other agreements or instrument to which the Selling Shareholder is a party or by which the Selling Shareholder or its respective properties or assets are bound, or (iii) the creation or imposition of any Liens against the Company.
     4.4 Disclosure. The Selling Shareholder has provided the Purchaser with all information needed for the Purchaser to decide whether to purchase the Purchase Shares. There has been no omission of any material facts or misrepresentation of any statement herein.
SECTION 5 REPRESENTATIONS AND WARRANTIES OF THE PURCHASER
     The Purchaser hereby represents and warrants to the Selling Shareholder that the statements in this Section 5 are all true, correct and complete as of the date hereof and as of the Closing Date:
     5.1 Authorization. All corporate actions by the Purchaser and, as applicable, its officers, directors and shareholders necessary for the authorization, execution and delivery of, and the performance of any and all of its obligations under this Agreement and the Ancillary Agreements has been taken or will be taken prior to the Closing. This Agreement and the Ancillary Agreements, when executed and delivered by the Purchaser, constitute valid and legally binding obligations of the Purchaser, subject, as to enforcement of remedies, to applicable bankruptcy, insolvency, moratorium, reorganization and similar laws affecting creditors’ rights generally and to general equitable principles.
     5.2 No Conflicts; Consents and Approvals, etc. The execution and delivery of this Agreement by the Purchaser and the performance of its obligations hereunder will not result in (i) any conflict with the certificate of incorporation, by-laws or other constitutive documents of the Purchaser, or (ii) any breach or violation of, conflict with or default under any applicable law, statute, regulation, judgment, order, decree, license, permit or other governmental authorization.
SECTION 6 CONDITIONS TO CLOSING BY PURCHASER
     The obligations of the Purchaser to complete the Closing are subject to the fulfillment on or prior to the Closing Date of the following conditions by the Selling Shareholder, any one or more of which may be waived by the Purchaser in writing:
     6.1 Representations and Warranties True and Correct. Any and all the representations and warranties made by the Selling Shareholder in Section 4 hereof shall be true and correct and complete when made, and shall be true and correct and complete as of the Closing Date.
     6.2 Performance of Obligations. The Selling Shareholder shall have performed and complied with all agreements, obligations and conditions contained in this Agreement that are required to be performed or complied with by it on or before the Closing.
     6.3 Selling Shareholder’s Deliverables. The Selling Shareholder shall have delivered to the Purchaser the deliverables specified in Section 3.2 prior to or on the Closing Date.
SECTION 7 CONFIDENTIALITY
     7.1 Confidential Information. For purpose of this Section 7, the term “Confidential Information” shall mean the execution, delivery and performance of this Agreement and any and all information delivered by a party hereto to any of the other party hereto in connection with the transactions contemplated hereby.
     7.2 Non-Disclosure.
           (i) Without the prior written consent of the disclosing party, any party receiving the Confidential Information (a) may not use or disclose to any person any Confidential Information; and (b) shall make every effort to prevent the use or disclosure of Confidential Information. The said provisions do not apply to (a) disclosure of Confidential Information to a director or employee of the receiving party whose function requires him to have the Confidential Information, (b) disclosure of Confidential Information to a professional adviser for the purpose of advising the Purchaser, or the Selling Shareholder, (c) Confidential Information which has become public knowledge other than, directly or indirectly, through the receiving party’s breach of this Section 7.2, or (d) disclosure of Confidential Information required by law or regulation or any competent authorities, or NASDAQ listing contract, (and then if and to the extent practicable only after consulting and taking into account the reasonable requirements of the Purchaser, or the Selling Shareholder, where applicable); provided, however, that in the above situations (a) and (b) the persons receiving the Confidential Information have undertaken the confidentiality obligations herein.
           (ii) Without the prior written consents of the Purchaser and the Company, the Selling Shareholder may not disclose to any third party any confidential information about the Company that it has received.
SECTION 8 MISCELLANEOUS
     8.1 Binding Effect; Assignment. This Agreement shall be binding upon and shall be enforceable by each party, its successors and permitted assigns. No party may assign any of its rights or obligations hereunder without the prior written consent of the other parties.
     8.2 Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of New York, without giving effect to the conflict of law rules thereof to the extent such rules would require or permit the application of the laws of another jurisdiction.
     8.3 Dispute Resolution. Any dispute relating to or arising from the performance of this Agreement shall be settled through consultations among the Parties, and if the parties hereto cannot reach an agreement regarding such disputes within thirty (30) days of their occurrence, such disputes shall be submitted to the Hong Kong International Arbitration Center for arbitration in accordance with the UNCIRTAL Arbitration Rules then in force.
     8.4 Costs and Expenses. Each of the parties hereto shall pay all its own costs and expenses incident to its negotiation and entry into this Agreement and any other related agreements or instruments contemplated hereunder or thereunder and to its performance of and compliance with all agreements and conditions contained herein or therein on its part to be performed or complied with, including the fees, expenses and disbursements of any counsel and/or accountants that it may have retained.
     8.5 Notices. All notices, requests, demands, waivers and other communications required or permitted to be given under this Agreement shall be in writing and delivered in person, by courier or by facsimile (along with a copy by certified or registered mail) to the following addresses:

(a)	If to the Selling Shareholder,

to:

MARVEL CITY INVESTMENTS LIMITED
	Address:	c/o Asset Managers (Asia) Company Limited
Bank of America Tower, Suites 1108-1109
12 Harcourt Road, Central
Hong Kong
	Facsimile:	852-2521-9100
	Telephone:	852-2521-8222
	Attention:	Mr. Jack Lin / Mr. Wilson Lee

(d)	If to the Purchaser, to:

GIGAMEDIA CHINA LIMITED
	Address:	8F, 207 Tiding Boulevard — Sec. 2,
Taipei, Taiwan
	Facsimile:	886-2-26568003
	Telephone:	886-2-26568000
	Attention:	General Counsel
or, in each case, at such other address as may be specified in writing to the other parties in accordance with the requirements of this Section 8.5. All such notices, requests, demands, waivers and other communications shall be deemed to have been received (x) if by personal delivery or courier, on the day delivered, or (y) if by facsimile, (A) if during business hours on a Business Day, on the day on which such facsimile was sent, or (B) otherwise on the Business Day immediately following the day on which such facsimile was sent, provided that a copy is also sent by certified or registered mail.
     8.6 Counterparts. This Agreement may be executed in counterparts and by different parties hereto on separate copies or counterparts and which taken together shall constitute one and the same instrument. The facsimile transmissions of any executed original document (including without limitation, any page of an original document on which an original signature appears) and/or retransmission of any such facsimile transmission shall be deemed to be the same as the delivery of an executed original. At the request of any party hereto, the other parties hereto shall confirm facsimile transmissions by executing duplicate original documents and delivering the same to the requesting party or parties.
[SIGNATURE PAGE FOLLOWS]

(Signature Page)
IN WITNESS WHEREOF the parties hereto have caused their duly authorized representatives to execute this Agreement as of the date first written above.

MARVEL CITY INVESTMENTS LIMITED
By:	/s/ Yip Chi Chiu
Name: Yip Chi Chiu
Title: Director

GIGAMEDIA CHINA LIMITED
By:	/s/ Michel Chu
Name: Michel Chu
Title: Director